Exhibit 12

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

October 17, 2016

Nuveen Global Equity Income Fund 333 West Wacker Drive Chicago, Illinois 60606	Nuveen NWQ Global Equity Income Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganization of Nuveen Global Equity Income Fund into Nuveen NWQ Global Equity Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of October 5, 2016 by and among Nuveen Global Equity Income Fund, a Massachusetts business trust (the “Target Fund”), Nuveen Investment Trust, a Massachusetts business trust (the “Acquiring Company”), on behalf of Nuveen NWQ Global Equity Income Fund, a series of the Acquiring Company (the “Acquiring Fund”), and NNGEIF Merger Sub, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”) (the “Plan”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and collectively as the “Funds.”

The Plan contemplates (i) the merger pursuant to applicable state law of the Target Fund with and into Merger Sub with Merger Sub surviving and the conversion of the common shares of the Target Fund into Class A voting shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) (the “Merger”) followed by (ii) the complete liquidation of Merger Sub into the Acquiring Fund whereupon Merger Sub will distribute all its assets to the Acquiring Fund and the Acquiring Fund will assume all the liabilities of Merger Sub in complete liquidation and dissolution of Merger Sub (the “Liquidation”). The Merger and the Liquidation are referred to collectively herein as the “Reorganization.”

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Target Fund, the Acquiring Company, on behalf of the Acquiring Fund, and Merger Sub in letters dated October 17, 2016. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and

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Nuveen Global Equity Income Fund

Nuveen NWQ Global Equity Income Fund

October 17, 2016

representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Effective Time (as defined in the Plan) through the date and time of the Liquidation. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.    The merger of the Target Fund with and into Merger Sub pursuant to applicable state laws will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such merger.

2.    No gain or loss will be recognized by the Acquiring Fund or Merger Sub upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub. (Section 1032(a) of the Code).

3.    No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws. (Sections 361(a) and (c) and 357(a) of the Code).

4.    No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion of all their shares of the Target Fund solely into Acquiring Fund Shares in the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub. (Section 354(a) of the Code).

5.    The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the merger will be the same as the aggregate basis of the Target Fund shares that were converted into such Acquiring Fund Shares. (Section 358(a)(1) of the Code).

6.    The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the merger will include the period during which the shares of the Target Fund that were converted into Acquiring Fund Shares were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.    The basis of the assets of the Target Fund received by Merger Sub in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.    The holding period of the assets of the Target Fund received by Merger Sub in the merger will include the period during which those assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund, Merger Sub or any Target Fund shareholder

Nuveen Global Equity Income Fund

Nuveen NWQ Global Equity Income Fund

October 17, 2016

with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The only issued and outstanding shares of the Target Fund are common shares, which are listed and traded on the New York Stock Exchange under the symbol JGV. All the outstanding common shares of the Target Fund are treated as equity for federal income tax purposes. The Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

The Acquiring Company has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. The Acquiring Fund is a separate series of the Acquiring Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Acquiring Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

Merger Sub is a newly formed Massachusetts limited liability company and a wholly-owned subsidiary of the Acquiring Fund that has been disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations since the date of its organization. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Liquidation, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Closing (as defined in the Plan), the Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the common shares of the Target Fund will be converted into Acquiring Fund Shares. Pursuant to such state law, as of the Effective Time, all of the assets and liabilities of the Target Fund will become the assets and liabilities of Merger Sub and the separate legal existence of the Target Fund shall cease for all purposes. Each common share of the Target Fund outstanding immediately prior to the Effective Time will be converted into a number of Acquiring Fund Shares (including fractional shares to three decimal places) equal to one multiplied by the quotient of

Nuveen Global Equity Income Fund

Nuveen NWQ Global Equity Income Fund

October 17, 2016

the net asset value per common share of the Target Fund as of the Valuation Time (as defined in the Plan) divided by the net asset value of an Acquiring Fund Share as of the Valuation Time.

As a result of the Merger, every common shareholder of the Target Fund will own Acquiring Fund Shares that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund shares held by such shareholder as of the Valuation Time.

After the Effective Time, Merger Sub will dissolve under applicable state law and the Acquiring Fund will assume all of Merger Sub’s liabilities and obligations, known and unknown, contingent or otherwise, whether or not determinable, and Merger Sub will distribute to the Acquiring Fund, which will be the sole member of Merger Sub at such time, all the assets of Merger Sub in complete liquidation of its interest in Merger Sub in accordance with a plan of dissolution adopted by Merger Sub.

Following the Merger, the Acquiring Fund (directly or indirectly through Merger Sub) will continue the Target Fund’s historic business or use a significant portion of the Target Fund’s historic business assets in its business. At least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets (i) will meet, as of the Effective Time, (ii) met, as of immediately prior to the time the Target Fund’s portfolio was repositioned in connection with the appointment of a new subadviser effective as of August 1, 2016 (the “Target Fund Repositioning”), and (iii) met, as of immediately after the Target Fund Repositioning was completed, the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund (collectively, the “34% Test”). The Target Fund did not and will not alter its portfolio in connection with the Reorganization to meet the 34% Test. Neither the Target Fund nor the Acquiring Fund modified any of its investment objectives, strategies, policies, risks or restrictions in connection with the Reorganization. The Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Merger. The Target Fund Repositioning was independent of, and unrelated to, the Reorganization.

In approving the Merger, the Board of Trustees of the Target Fund and the Board of Trustees of the Acquiring Company (collectively, the “Boards”) determined that the Merger is in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Merger. In making such determination, the Boards considered the operating efficiencies that may be achieved following the Merger.

CONCLUSION

Based on the foregoing, it is our opinion that the merger under applicable state law of the Target Fund with and into Merger Sub with Merger Sub surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund, the Acquiring Fund and Merger Sub, (ii) the basis and holding period of the assets received by Merger Sub, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

Nuveen Global Equity Income Fund

Nuveen NWQ Global Equity Income Fund

October 17, 2016

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-212187) containing the Proxy Statement/Prospectus dated August 18, 2016 relating to the Reorganization filed by the Acquiring Company with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.